Exhibit 99.1

KFX REPORTS PRELIMINARY SECOND QUARTER 2003

FINANCIAL RESULTS

DENVER, August 12, 2003 /PRNewswire-FirstCall via COMTEX/ — KFx Inc. (KFX) today reported unaudited results for the quarter and six months ended June 30, 2003.

For the quarter ended June 30, 2003, the consolidated net loss was $3,127,000 compared to $13,871,000 for the quarter ended June 30, 2002, an improvement of $10,744,000 or 77%, primarily as a result of the decrease in non-cash charges. For the quarter ended June 30, 2003, the consolidated net loss included $1,657,000 of non-cash charges compared to non-cash charges in the quarter ended June 30, 2002, of $12,646,000, a decrease of $10,989,000 or 87%. The largest components of this decrease in second quarter 2003 non-cash charges were the elimination of a $1,259,000 charge for the amortization of debt discount, a $6,848,000 charge for accretion expense on redeemable common stock and a $2,057,000 charge for in stock appreciation rights incurred in 2002 but not in 2003. The consolidated net loss per share for the quarter ended June 30, 2003 was $0.07 compared to $0.41 per share for the quarter ended June 30, 2002, an improvement of 83%, primarily the result of the decrease in non-cash charges and an increase in the weighted average number of shares outstanding.

For the six months ended June 30, 2003, the consolidated net loss was $5,314,000 compared to $17,605,000 for the six months ended June 30, 2002, an improvement of $12,291,000 or 70%, primarily as a result of the decrease in non-cash charges. For the six months ended June 30, 2003, the consolidated net loss included $2,311,000 of non-cash charges compared to non-cash charges in the six months ended June 30, 2002, of $14,892,000, a decrease of $12,581,000 or 84%. The largest components of this decrease for the six months ended June 30, 2003 were a $2,519,000 charge for the amortization of debt, a $6,962,000 charge for accretion expense on redeemable common stock and a $2,054,000 charge for stock appreciation rights expense all incurred in 2002 but not in 2003. The consolidated net loss per share for the six months ended June 30, 2003, was $0.12 compared to $0.55 per share for the six months ended June 30, 2002, an improvement of 78%, primarily the result of the decrease in non-cash charges and an increase in the weighted average number of shares outstanding.

Consolidated revenue for the quarter ended June 30, 2003, was $1,516,000 compared to $1,253,000 for the quarter ended June 30, 2002, an increase of $263,000 or 21%. This improvement is primarily the result of increased Pegasus revenues in sponsored research and development projects of approximately $190,000 and an increase in maintenance and warranty revenue of approximately $68,000. Consolidated revenue for the six months ended June 30, 2003, was $3,170,000 compared to $2,504,000 for the six months ended June 30, 2002, an increase of $666,000 or 27%. This improvement is primarily a result of increased Pegasus revenues for the six months ended June 30, 2003, resulting from an increase in sponsored research and development projects of approximately $512,000 and an increase in maintenance and warranty revenue of approximately $151,000. Pegasus’ firm backlog of software license and installation contracts as of June 30, 2003, was approximately $8,896,000, compared to approximately $8,006,000 at December 31, 2002, an increase of 11% over the six month period.

Gross margin for the quarter ended June 30, 2003, was 40% compared to 28% for the quarter ended June 30, 2002. The gross margin for the six months ended June 30, 2003, was 40% compared to 33% for the six months ended June 30, 2002. This improvement was primarily due to installation efficiencies incurred during 2003 compared to 2002 and performance bonuses received on certain projects in 2003.

The consolidated operating loss for the quarter ended June 30, 2003, was $2,879,000 compared to $4,246,000 for the quarter ended June 30, 2002, a decrease of $1,367,000 or 32%. The improvement was primarily due to the above mentioned factors plus a decrease of $1,087,000 in marketing, general and administrative expenses and lower depreciation and amortization expense of $339,000, partially offset by an increase of $313,000 in feasibility, engineering and design fees incurred related to developing the new commercial K-Fuel ® plant. Consolidated operating loss for the six months ended June 30, 2003, was $4,770,000 compared to $5,653,000 for the six months ended June 30, 2002, a decrease of $883,000 or 16%. The decrease was primarily due to the above mentioned factors, a decrease of $777,000 in marketing, general and administrative expenses and lower depreciation and amortization expense of $443,000 partially offset by an increase of $820,000 in feasibility, engineering and design fees related to developing the new commercial K-Fuel ® plant.

Ted Venners, Chairman and CEO of KFx Inc. stated “we have made significant progress toward the development of our first commercial K-Fuel ® plant and our Pegasus subsidiary has continued to perform in line with our expectations.”

KFx is a “clean energy” technology company and provides total fuel solutions for the power industry. Its patented K-Fuel ® process converts low heating value coal into clean, high-energy fuel. The KFx web site address is www.kfx.com. Pegasus Technologies, Inc., a majority-owned subsidiary of KFx, is a leading provider of neural network based optimization and control application for the power generation market. The Pegasus web site address is www.pegasustec.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. The Company’s actual results may differ materially from those anticipated in such statements. Factors that might cause such a difference include matters discussed in “Business Risk Factors” at Item I and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” at Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

INFORMATION CONTACT:             Peter Babin (303) 293-2992

KFx Inc.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

	Quarter ended June 30,		Six Months ended June 30,
	2003	2002	2003	2002
OPERATIONS DATA:

Operating Revenues	$1,515,756	$1,252,924	$3,170,245	$2,503,885

Operating Costs and Expenses	4,394,373	5,498,964	7,939,916	8,157,027

Operating Loss	(2,878,617)	(4,246,040)	(4,769,671)	(5,653,142)

Other Income (Expense)	62,360	(522,616)	75,047	(506,532)

Interest Expense	(310,256)	(1,854,430)	(618,243)	(4,084,282)

Equity Loss in Unconsolidated Affiliates	(93)	(376)	(664)	(384)

Deemed dividend attributable to warrant holder	—	(399,446)	—	(399,446)

Accretion of Redeemable Common Stock	—	(6,848,276)	—	(6,961,591)

Net Loss Attributable to Common Stockholders	$(3,126,606)	$(13,871,184)	$(5,313,531)	$(17,605,377)

Weighted Average Common Shares Outstanding	46,993,000	34,180,000	43,777,000	32,189,000

Per Share Loss	$(0.07)	$(0.41)	$(0.12)	$(0.55)

BALANCE SHEET AND BACKLOG DATA:

	As of June 30, 2003	As of December 31, 2002

Cash and Cash Equivalents	$18,442,078	$3,341,909

Current Assets	$20,718,538	$4,952,749

Total Assets	$32,485,086	$15,781,872

Current Liabilities	$8,646,104	$7,507,477

Total Liabilities	$10,129,879	$8,291,552

Minority Interest	$5,874,401	$5,755,387

Total Stockholders’ Equity	$16,480,806	$1,734,933

Total Liabilities and Stockholders’ Equity	$32,485,086	$15,781,872

Pegasus Backlog	$8,896,000	$8,017,000